Exhibit 99.1

Contacts:

Media Contact	Investor Contact
David Grip	Brian Denyeau
AspenTech	ICR
+1 781-221-5273	+1 646-277-1251
david.grip@aspentech.com	brian.denyeau@icrinc.com

AspenTech Appoints Gary Weiss as New Chief Operating Officer

BEDFORD, Mass - August 8, 2018 - Aspen Technology, Inc. (NASDAQ: AZPN), the asset optimization software company, has named Gary Weiss to be Chief Operating Officer, a new position within the company.

In this new role, Weiss will be responsible for customer-facing operations and product leadership across AspenTech’s portfolio of asset optimization solutions in the engineering design and manufacturing and supply chain areas. He brings to AspenTech more than 25 years of experience in the software industry where he successfully led several organizations to scale their go-to-market operations.

Weiss joins AspenTech from OpenText, where he held several leadership roles in various business units of the organization. His last role was as Senior Vice President and General Manager of the OpenText Security, Discovery and Analytics business. His prior responsibilities included being SVP of Cloud Services, as well as SVP and GM of its Information Exchange business unit that led to the transformative acquisition of GXS for the Canadian software leader.

“We have been evaluating our organizational structure to ensure that we are best aligned to capitalize on the significant opportunity we have developed by broadening our vision and expanding our market potential. Gary’s appointment is an important component of this process, and AspenTech will benefit from his extensive experience in successfully scaling companies,” said Antonio Pietri, President and Chief Executive Officer of AspenTech.

“I am thrilled to join AspenTech at this exciting time,” said Weiss. “AspenTech is ideally positioned to deliver the next generation of asset optimization solutions for capital-intensive industries and I am looking forward to working with our customers to push the boundaries of their asset performance and maximize their value.”

About AspenTech

AspenTech is a leading software supplier for optimizing asset performance. Our products thrive in complex, industrial environments where it is critical to optimize the asset design, operation and maintenance lifecycle. AspenTech uniquely combines decades of process modeling expertise with big data machine-learning. Our purpose-built software platform automates knowledge work and builds sustainable competitive advantage by delivering high returns over the entire asset lifecycle. As a result, companies in capital-intensive industries can maximize uptime and push the limits of performance, running their assets faster, safer, longer and greener. Visit AspenTech.com to find out more.